UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                                 August 3, 2001
                Date of Report (Date of earliest event reported)

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
               (Exact Name of Registrant as Specified in Charter)

        TENNESSEE                     1-12762                   62-1543819
(State of Incorporation)      (Commission File Number)       (I.R.S. Employer
                                                          Identification Number)

                         6584 POPLAR AVENUE, SUITE 340
                           MEMPHIS, TENNEESSEE 38138
                    (Address of principal executive offices)

                                 (901) 682-6600
              (Registrant's telephone number, including area code)

             (Former name or address, if changed since last report)

ITEM 7.  Financial Statements and Exhibits
         c.  Exhibits
             Exhibit 99.1  Press Release
             Exhibit 99.2  Supplemental Data

ITEM 9.  Regulation FD

Mid America Apartment Communities, Inc. (MAA)
2nd Quarter 2001 Earnings Release Conference Call Transcript
August 3, 2001

George Cates: Welcome to this commentary on Mid-America's second quarter earnings. This is George Cates, CEO. With me are Eric Bolton, President and COO and Simon Wadsworth, CFO. We'll restate only a few highlights from yesterday. For a copy of the release, please contact us or check our web site

This morning, we will make some forward-looking statements. Refer to the safe-harbor language included in our release and our 34-Act filings with the SEC which describe risk factors that may impact future results. This call is being recorded and the press may be participating.

Highlights of yesterday's release:
o  Second quarter FFO 71 cents per share; in line with expectations
o  New development properties continue to perform well
o  94.3% occupancy, versus 95.4% a year ago
o  Significant loan refinancings completed, reducing overall debt cost to 6.7%
o Sold a $15 million asset at an 8.5% cap rate, reflective of high portfolio quality

Eric Bolton: Occupancy pressure grew during the quarter as a result of new construction in a couple of our markets. The most significant challenge came from the Memphis market where occupancy declined from 94.7% at the end of the second quarter last year to 91.8% for the quarter just ended. Softness in Memphis is solely attributable to an excess of new construction. New unit delivery is expected to be almost 4,000 units this year, following delivery of only 1,500 units last year. The encouraging news is that job growth in Memphis appears to be holding strong, even after a 25% increase posted in 2000 over 1999. Absorption in the first quarter alone exceeded 1,000 units. Assuming that job growth and absorption holds steady, I expect the Memphis market to improve by the second quarter of next year. Long term, we continue to feel very comfortable with our investments in Memphis, which has been a consistent growth market for many years.

As compared to last year's second quarter, we also experienced slight occupancy declines in Jackson, TN and Chattanooga. The impact from these two markets was not material.

Occupancy in our other markets continues to be strong with new supply and absorption in balance. We've been especially pleased with the continued solid performance from our Dallas, Austin, Houston, Jacksonville and Atlanta area properties. Our Jackson, MS properties also continue to show signs of occupancy improvement from their sluggish performance of the two prior quarters.

Rental concessions across the overall portfolio were down slightly from the first quarter. On a same store basis, year over year concession cost was flat for the second quarter. I anticipate that we will see concession cost increase as we work through the busy leasing season of the third quarter and battle excess supply pressures in a few markets.

Overall, we continue to feel that our southeast and south central markets are holding up well. The broad diversification of our portfolio continues to generate steady results.

We were pleased with resident turnover which declined again this quarter, down 2.8% on a same store basis from last year. 5,500 units were turned during the quarter within our same store portfolio. Our property management team is very focused on resident retention and proactive lease expiration management; key aspects of minimizing vacancy loss.

Property operating expense performance was also good during the quarter. Same store operating expenses grew by only 1.3% (before real estate taxes and insurance); this off of a prior year benchmark performance for the quarter of - 0.1%. As a result of lower unit turnover, repair and maintenance costs grew only 2.1%. In addition, personnel costs increased by only 0.8%. Marketing and advertising costs (up 12%) continue as the largest area of expense pressure as we battle for leasing traffic in our highly competitive markets.

Utility management initiatives continue to generate fine results with same store utility expense posting an overall 2.3% increase. Resident billing for water usage generated a net reduction in overall same store water costs of 13% for the quarter. Our new initiative of billing for trash removal continues to make solid progress with the program now in place for 7,500 of our units.

Our property and liability insurance was renewed effective July 1st. The continued pressures on pricing within the insurance markets generated a 15% increase in our program costs for the coming year. After several years of under pricing for actual claims experience and underwriting losses, the insurance industry is now playing catch up with their pricing. We believe that we have adequately provided for these pressures in our earnings forecast.

We are making good progress with our initiative to implement high speed internet access to all units throughout the portfolio. We are now 70% complete with the installation part of the program and we will begin to see fee income from this initiative in the third quarter. We also started implementation of a new program during the quarter designed to provide our residents with a number of move-in and on-going consumer services. An internet based sales program developed by Qcorps, Inc., this new program provides a very efficient platform for assisting residents with move-in services such as utility and telephone hook-up, as well as discounted purchase opportunities for various consumer services and products. The program is to be rolled out over the next four quarters.

Simon Wadsworth:

Results for the quarter were in line with expectations. FFO was comparable to last year, and we see the comparisons getting stronger as the year, and the lease up of the development properties, progress.

In the third quarter we recorded the $15.6 million sale of Canyon Creek in St Louis, Missouri, for a gain of $6.6 million. We anticipate the sale of Advantages (in Jackson, MS) during the third quarter and an additional possible later property sale, for a total possible capital gain on $26 million of asset sales this year of almost $12 million or 60 cents per share. We anticipate the blended cap rate on these sales, should they all be completed, of 8.4%. We should note that these properties are each at the lower end of our portfolio quality, but are being sold at a cap rates well below (that is, much higher prices) than those generally attributed to our portfolio when assessing Mid-America's value. For instance, applying this cap rate to the way we value the Company would take our NAV to well over $30/share, based on our projections.

Because of the market pressures mentioned by Eric, we have narrowed our forecast same-store NOI growth range to between 2.0% to 2 1/4% for the year. The impact on earnings for the balance of this year is slight. In the last conference call we had already reduced our projected same-store NOI growth rate to 2 1/4%. The lease-up of our development properties proceeds on plan, with particularly strong performance at Grande View Nashville, which is 73% leased, while the Grande Reserve Lexington (which is 82% leased) is somewhat weaker. In aggregate we are comfortable with our existing projections for our lease-up.

We anticipate same-store real estate tax expense to increase 3.3% this year, with significant projected increases in Tennessee (tax rates and appraised values are not yet final for many jurisdictions). Franchise and excise taxes will be up 35% this year, and health insurance costs are also increasing well above inflation. Overall, we expect some moderation in our G & A and property management expenses for the balance of the year.

As  we  announced  in  various  press   releases  we  have   completed   several
refinancings:

o We renegotiated our $70 million bank credit facility, reducing our letter of credit costs and extending its maturity out to May 2003.

o On June 2nd we refinanced $24 million of mortgages at a fixed rate of 6.9% for seven years, again using our Fannie Mae credit facility.

o In mid-June, we refinanced $17 million of tax-free bonds using a new Fannnie Mae tax-free bond credit facility and fixed the rate through swaps at 5.2% for 7 years.

o On July 2nd, using our Fannie Mae credit facility, we refinanced the $39.5 million loan that ballooned at that time and an individual $8 million mortgage. We executed a $25 million swap agreement to set the rate on part of the refinancing at 6.4% for six years

o    On July 31st we refinanced a $6 million individual mortgage.

Our latest variable rate borrowing costs with Fannie Mae are at 4.28%. We have only $90 million of our $785 million of debt at variable rates, but with the refinancings discussed above we have reduced our borrowing costs from an average of 7.2% at year-end 2000 to 6.6% today. The savings, already reflected in our forecasts, will increasingly be felt throughout the balance of this year and next, and help to offset slightly weaker than anticipated operating earnings.

The asset sales mentioned above have a significant impact on FFO by creating "dry powder" but diluting our earnings. Each $10 million of non-replaced asset sales cost us 2 1/2 cents/share on a full year basis. Our anticipated asset sales, unless replaced with acquisitions, will dilute FFO on a full-year basis by 6 cents/share, with the impact on 2001's FFO of about 2 cents.

Despite this, helped by our intense operating focus, our diverse markets, and reduced interest rates, we believe First Call's projections of FFO of $2.83 for this year and $2.95 for next look realistic. The biggest risks are the lease-up of our development properties and market conditions, but we believe we have taken all of the factors into consideration in making our forecast.

Our dividend coverage and financial strength and flexibility are building, and we anticipate steady improvement through the balance of this year and next.

We've made some early rough projections of the composition of our dividend for 2001. Assuming that all the asset sales are completed, we believe that the return of capital component of our dividend this year will be about 25%; the capital gain should be about 14%, and ordinary income somewhat over 60%.


Cates: We are pleased, naturally, at the improved recognition of our underlying intrinsic value and true return by the stock market. Our overall return for the year to date, 23%, places us #2 among our peer group - the eleven largest apartment REITs, those owning 25,000 or more units. That 23% is more than double the average 10% return of the group and also above that of every other apartment REIT who, like ourselves, has a significant development component. Even so, MAA still trades well below its intrinsic value.

And speaking of intrinsic value: our outstanding portfolio regularly wins more independent recognition for excellence than does any other. Such is still the case, as noted from the steady drum beat of awards in recent weeks. For those preferring a more tangible focus, we gladly point to the cap rates at which our properties have sold and are selling, in the mid-8%'s. Those weren't even near our best. Our award-winning, 12-years-old portfolio, when valued above 9% cap rates by some, leads to serious understatement of our real value.

Another, related item: return on assets. Some assessments exclude work in progress. Only by including all capital, whether or not it is productive, can the effectiveness of development be shown. Developers should be held accountable for how we use all of our capital. Our 8.8% return on assets is rising, and is above every other apartment REIT with a significant development component, like ourselves.

Times are getting tougher. You heard an early indication of our conviction that such was to come when we sold our construction company and development arm two years ago, shedding $5 million of annual overhead in the process. Whether we're in a recession is beyond our scope - but we do know that, if there is one, we can't think of a better business to be in, or a better area of the country in which to weather it in good shape.

We invite your questions

(Q&A followed)

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchnage Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    MID-AMERICA APARTMENT COMMUNITIES, INC.

Date:  August 3, 2001               /s/Simon R.C. Wadsworth
                                    Simon R.C. Wadsworth
                                    Executive Vice President
                                    (Principal Financial and Accounting Officer)